EXHIBIT 99.1

Investor contacts:

Erica Abrams, Lisa Laukkanen, Vanessa Lehr

The Blueshirt Group for InterVideo

415-217-7722

erica@blueshirtgroup.com

lisa@blueshirtgroup.com

vanessa@blueshirtgroup.com

InterVideo Reports Solid Third Quarter 2004 Financial Results

Posts Strong Growth in Revenue from WinDVD Creator and Recognizes First Revenue for InstantON

Fremont, Calif., October 28, 2004—InterVideo, Inc. (Nasdaq: IVII), a leading provider of DVD software, today reported financial results for the three-month period ended September 30, 2004.

For the third quarter of 2004, InterVideo reported revenue of $18.5 million, an increase of 29% over $14.4 million reported in the third quarter of 2003, and an increase of 11% over $16.7 million reported in the second quarter of 2004.

Net income for the third quarter of 2004 was $1.3 million, or $0.09 per diluted share, including a charge of $451,000 after taxes, or $0.03 per diluted share, for legal and other administrative expenses related to the pursuit of strategic transactions. Excluding this expense, net income would have been $1.8 million, or $0.12 per diluted share. This compares to net income of $2.4 million, or $0.16 per diluted share, reported in the third quarter of 2003 and net income of $1.1 million, or $0.07 per diluted share, reported in the second quarter of 2004.

Revenue from other products, including WinDVD Creator, WinDVD Cinema, and InstantON increased to 34% of total revenue in the third quarter of 2004, up from 19% in the third quarter of 2003 and 27% in the prior quarter. Revenue from WinDVD represented 66% of total revenue in the third quarter of 2004, as compared to 81% of total revenue in the third quarter of 2003 and 73% of total revenue in the prior quarter.

Gross margins for the third quarter of 2004 improved to 55% from 54% in the prior quarter. The company closed the quarter with $71 million in cash, cash equivalents and short-term investments.

“Strong demand for our other and newer products drove better than expected results for the third quarter,” commented Steve Ro, president and CEO of InterVideo. “Specifically, we experienced a robust increase in sales of WinDVD Creator as the result of our bundling strategy relationships with our major OEM partners. For the first time, we recognized revenue from InterVideo InstantON, our newest product, which gained traction during the quarter with our OEM partners, which now include five major companies.

We remain encouraged by the current level of interest in our technology for a wide range of applications in both PCs and consumer electronics. We are confident in our ability to leverage our customer base to capture new opportunities in the trend toward PC/CE convergence,” concluded Mr. Ro.

Business Outlook

The following statements are based on current expectations and information available to us as of October 28, 2004; we do not undertake a duty to update them. These statements are “forward-looking” and actual results may differ materially due to various risks and uncertainties, some of which are described below. The Company currently forecasts revenue for the fourth quarter of 2004 in the range of $17.5 -18.5 million and earnings per share in the range of $0.08 to $0.10.

Conference Call Details

The InterVideo Third Quarter 2004 teleconference and webcast is scheduled to begin at 4:30 p.m. Eastern Time, on Thursday, October 28, 2004. To access the live Webcast, please visit http://www.investor.intervideo.com or the main page of the investor relations section of InterVideo’s web site at least 30 minutes prior to the scheduled time to download any necessary audio or plug-in software. A replay will be available approximately two hours after the conference call ends and will be available through midnight November 4, 2004. The replay number is (800) 405-2236 or (303) 590-3000, with passcode 11011968. Separately, the archived Webcast will be available on our website through October 28, 2005.

About InterVideo, Inc.

InterVideo is a leading provider of DVD software. InterVideo has developed a technology platform from which it has created a broad suite of integrated multimedia software products that allow users to capture, edit, author, burn, distribute, and play digital video. InterVideo’s software is bundled with products sold by the majority of the leading PC OEMs. The company is headquartered in Fremont, CA with regional offices in Europe, Taiwan, China and Japan. For more information, contact InterVideo at 510/651-0888 or visit the company’s Web site at www.intervideo.com.

Safe Harbor Statement

Except for the historical statements contained herein, the foregoing release contains forward-looking statements, including statements regarding, among other matters, our future financial performance, including expected revenues and earnings per share for the fourth quarter of 2004, our expected sales of new products and our ability to leverage our customer base to capture new opportunities in both PCs and consumer electronics markets. These forward-looking statements are subject to risks and uncertainties, and actual results could differ materially due to several factors, including but not limited to the ability to forecast customer behavior and recognize or respond to emerging trends, changing preferences or competitive factors, the market acceptance of our new products and product enhancements, claims regarding alleged infringement of third parties’ intellectual property rights, the ability to maintain or expand our relationship with our retail and OEM customers and other risks and uncertainties. Please consult the various reports and documents filed by InterVideo with the U.S. Securities and Exchange Commission, including but not limited to InterVideo’s annual report on Form 10-K and quarterly reports on Form 10-Q for factors potentially affecting the Company’s future financial results. All forward-looking statements are made as of the date hereof and InterVideo disclaims any responsibility to update or revise any forward-looking statement provided in this news release. The results for the third quarter of fiscal 2004 are not necessarily indicative of InterVideo’s operating results for any future periods.

InterVideo is a registered trademark of InterVideo, Inc. All other trademarks are the property of their respective holders.

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TABLES TO FOLLOW

INTERVIDEO, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except per share amounts)

	September 30, 2004	December 31, 2003
Current assets :
Cash and cash equivalents	$32,664	$46,875
Short term investments	38,266	22,862
Accounts receivable	8,002	5,515
(net of $261 and $254 allowance, respectively)
Deferred tax assets	1,611	1,543
Prepayments and other current assets	2,452	1,976
Inventory	600	492

Total current assets	83,595	79,263

Property and equipment, net	2,409	2,241
Goodwill	1,018	1,018
Other purchased intangible assets	133	283
Deferred tax assets	4,685	4,685
Long term investments	1,627	—
Other assets	268	429

Total assets	$93,735	$87,919

Current liabilities :
Accounts payable	$957	$1,039
Accrued liabilities	11,594	9,503
Income tax payable	1,453	1,539
Deferred revenue	3,376	3,422

Total current liabilities	17,380	15,503

Stockholders' equity :
Common stock, $0.001 par value, 150,000 shares authorized, 13,526 and 12,970 shares issued and outstanding, respectively	14	13
Additional paid-in capital	74,812	76,283
Notes receivable from stockholders	(821)	(905)
Deferred stock compensation	(160)	(531)
Accumulated other comprehensive loss	(212)	(123)
Retained earnings (accumulated deficit)	2,722	(2,321)

Total stockholders' equity	76,355	72,416

Total liabilities and stockholders' equity	$93,735	$87,919

INTERVIDEO, INC.

CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share amounts)

(unaudited)

	Three months ended September 30		Nine months ended September 30
	2004	2003	2004	2003

Revenue	$18,509	$14,358	$54,035	$40,830

Cost of revenue :	8,295	5,427	23,948	16,260

Gross Profit	10,214	8,931	30,087	24,570

Operating Expenses :
Research and development	2,380	1,907	7,276	5,529
Sales and marketing	2,299	2,230	7,771	6,625
General and administrative	3,084	1,018	6,764	2,871
Stock-based compensation	77	189	226	739

Total operating expenses	7,840	5,344	22,037	15,764

Income from operations	2,374	3,587	8,050	8,806

Other income, net	211	152	645	315

Income before income taxes	2,585	3,739	8,695	9,121
Provision for income taxes	1,275	1,385	3,652	3,584

Net income	$1,310	$2,354	$5,043	$5,537

Net income per share :
Basic	$0.10	$0.21	$0.38	$1.03

Diluted	$0.09	$0.16	$0.33	$0.42

Number of shares used in net income per share calculation:
Basic	13,436	10,988	13,354	5,394

Diluted	15,274	15,020	15,352	13,138